Exhibit 10.13

FIRST AMENDED AND RESTATED

DIRECTOR COMPENSATION BENEFITS AGREEMENT

(Previously entitled Director Indexed Compensation Benefits Agreement)

This First Amended and Restated Director Compensation Benefits Agreement (hereinafter “Agreement”) is made and entered into effective as of December 29, 2008 by and between HERITAGE BANK OF COMMERCE, a bank organized and existing under the laws of the state of California (hereinafter the “Bank”) and, Jack L. Peckham, a Director of the Company (hereinafter “Director” or “Participant”);

WHEREAS it is the parties’ intent to comply with the final regulations under Internal Revenue Code Section 409A, issued on April 10, 2007 by the Internal Revenue Service (IRS) and the Treasury Department;

WHEREFORE, the Company and Director hereby agree to amend and restate the prior Director Indexed Compensation Benefits Agreement, effective as of June 19, 1997 (hereinafter “Original Agreement”, and as amended), and further agree that this Heritage Bank of Commerce First Amended and Restated Director Compensation Benefits Agreement shall amend, supersede and replace the Original Agreement in its entirety;

WHEREAS, to encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide the Director with a deferred fee opportunity.

WHEREAS, it is the intent of the parties hereto that this plan (evidenced by this Agreement) be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

NOW, THEREFORE, in consideration of the past service and the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Company agree as follows:

A G R E E M E N T

1.                                      Terms and Definitions.

1.1                               Administrator.  The Bank shall be the “Administrator” and, solely for the purposes of ERISA, the Named Fiduciary of this Agreement where a fiduciary is required by ERISA.

1.2                               Applicable Percentage.  The term “Applicable Percentage” shall mean the percentage adjacent to the period of time in which Director Separates From Service as a member of the Board of Directors of the Bank, and shall be used to calculate the annual Director Benefit amount. As of the date of this Agreement, Director has already attained an Applicable Percentage of One Hundred Percent (100%).

1.3                               Board of Directors.  The term “Board of Directors” or “Board” shall mean the Board of Directors of Heritage Bank of Commerce.

1.4                               The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.5                               Director Benefit.  The term “Director Benefit” shall mean the annual benefit paid out to Director pursuant to this Agreement. Unless specified otherwise by the terms of this Agreement and according to the circumstances giving rise to the Separation from Service, the Director Benefit shall be calculated by multiplying the following:  (Director’s Years of Service) X (One Thousand Dollars) X (Applicable Percentage of 100%). The Director Benefit shall continue to increase with each Year of Service. In addition, the annual amount of Director Benefits payable under this Agreement shall be increased at the rate of two percent (2%) each year from the date of commencement of payments until the death of the Director.

As previously stated, the actual amount of the Director Benefit to be paid shall be determined at the time Director Separates from Service and shall be reduced to the extent: (i) required under the other provisions of this Agreement; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.6                               Effective Date.  The term “Effective Date” shall mean the date first written above.

1.7                               ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8                               Normal Retirement Date and Normal Retirement Age.  The terms “Normal Retirement” and/or “Normal Retirement Date” shall refer to the date which the Director Separates from Service for any reason other than a Removal for Cause, and a date on or after which Director has attained the age of Sixty-Two (62) (the “Normal Retirement Age”).

1.9                               Plan Year.  The term “Plan Year” shall mean the Bank’s fiscal year.

1.10                        Removal for Cause.  The term “Removal for Cause” or “Removed for Cause” shall mean termination of the Director’s service as a member of the Board of Directors of the Bank by reason of any of the following:

(A)                              The willful, intentional and material breach or the habitual and continued neglect by the Director of his duties;

(B)                                The Director’s willful and intentional violation of (i) any State or Federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Bank, or the rules or regulations of the California Commissioner of Financial Institutions, Board of Governors or the Federal Reserve System, Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse effect upon the Bank;

(C)                                The Director’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Director’s willful and intentional commission a fraudulent or dishonest act; or

(D)                               The Director’s willful and intentional disclosure, without authority, of any secret or confidential information concerning Bank or taking any action which the Bank’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Bank.

1.11                        Separates From Service or Termination of Service. The term “Separation from Service” or “Termination of Service” shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. As the term applies herein to individuals who are serving on the Board of Directors, but who are not also acting as employees of the Bank, the term “Separation from Service” shall means the expiration of all contracts or terms of service under which the Director is performing services as a member of the Board of Directors, and where expiration constitutes a good faith and complete termination of the service relationship.

If an individual provides services both as an employee of a service recipient and a member of the board of directors of a corporate service recipient (or an analogous position with respect to a non-corporate service recipient), the services provided as an employee are not taken into account in determining whether the service provider has a separation from service as a director for purposes of a nonqualified deferred compensation plan in which the service provider participates as a director that is not aggregated with any plan in which the service provider participates as an employee under paragraph (c)(2)(ii) of Code section 409A.

1.12                        Years of Service. The term “Years of Service” shall mean the twelve (12) consecutive month period beginning on the date on which Director becomes a member of the Board of Directors of the Bank, and any twelve (12) month anniversary thereof, during which time Director has consecutively served on the Board.  Director shall receive credit for a full Year of Service for any partial year of service after Director has completed one full Year of Service.

2.                                      Scope, Purpose and Effect.

2.1                               Contract of Employment.  Although this Agreement is intended to provide the Director with an additional incentive to continue to serve as a member of the Board of Directors, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank nor shall any provision of this Agreement restrict the right of the Bank to remove or cause the removal of the Director including, without limitation, by (i) refusal to nominate the Director for election for any successive term of office as a member of the Board of Directors of the Bank, or (ii) complying with an order or other directive from a court of competent jurisdiction or any regulatory authority having jurisdiction over the Bank which requires the Bank to take action to remove the Director.

2.2                               Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase.  The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.                                      Director Benefit Payment- Normal Retirement.  In the event the Director Separates From Service pursuant to the terms of Paragraph 1.8 relating to Normal Retirement, then (excluding a termination under the provisions of paragraph 4 below), then, upon such Separation from Service, Director shall be entitled to be paid an annual Director Benefit equal to the Applicable Percentage of the Director Benefit based on Years of Service [i.e. AP% X ($1,000 X Years of Service)]. Payment of this annual amount shall be made in twelve (12) substantially equal monthly installments on the first day of each month, with payments commencing the month following the month in which Director Separates from Service, continuing monthly thereafter until Director’s death (with 2% annual increase).

4.                                      Removal for Cause.  The Director agrees that if the Director’s service as a member of the Board of Directors of the Bank is terminated as a result of a “Removal for Cause”, as defined in subparagraph 1.10 of this Agreement, the Director shall forfeit any and all rights and benefits the Director may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

5.                                      Section 280G Benefits Reduction.  If all or any portion of the amounts payable to the Director under this Agreement, either alone or together with other payments which the Director has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Director shall be responsible for the payment of such excise tax and Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Bank and Director shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Director is greater than the amount initially so determined, then the Director shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Bank and Director in the exercise of their reasonable good faith judgment

6.                                      Right To Determine Funding Methods.  The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director under the terms of this Agreement.  In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity.  The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part.  Consistent with Paragraph 8 below, the Director shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.  Furthermore, a refusal by the Director to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Director of any and all rights to payment hereunder.

7.                                      Claims Procedure.

7.1                               Named Fiduciary and Plan Administrator.  The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Heritage Bank of Commerce until its resignation or removal by the Board.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.2                               Claim.  In the event a dispute arises over the benefits under this Director plan and benefits are not paid to the Director (or to the Director’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:

A.                                   Written Claim.  The claimant may file a written request for such benefit to the Plan Administrator.

B.                                     Claim Decision.  Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)                               A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.                                     Request for Review.  Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

 The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.                                    Decision on Review.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  A reference to the specific provisions of the Agreement on which the denial is based;

(iii)                               A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)                              A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

8.                                      Status as an Unsecured General Creditor.  Notwithstanding anything contained herein to the contrary:  (i) Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that upon request of the Director at any time during the term of this Agreement, a Rabbi Trust (the “Trust”) shall be established upon such terms and conditions as may be mutually agreeable between the Bank and the Director in order to permit the Bank to make contributions and/or transfer assets to the Trust to discharge its obligations pursuant to this Agreement.  The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director in such manner and at such times as specified in this Agreement.

9.                                      Miscellaneous.

9.1                               Opportunity To Consult With Independent Advisors.  The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement.  The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for the Director, himself, and his heirs, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 10.1.  The Director further acknowledges and agrees that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.2                               Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA.  Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

9.3                               Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein.  The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

9.4                               Notice.  Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
Attn: President

If to the Director:

9.5                               Assignment.  The Director shall have no power or right to transfer, assign, anticipate, hypothecate, modify, or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment or transfer shall be void and unenforceable without the prior written consent of the Bank.  The Bank’s consent, if any, to one or more assignments or transfers shall not obligate the Bank to consent to or be construed as the Bank’s consent to any other or subsequent assignment or transfer.

9.6                               Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Director and the Bank and, as applicable, their respective heirs, legal representatives, agents, successors, and assigns.  Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm, or person, unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

9.7                               Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

9.8                               Partial Invalidity.  If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

9.9                               Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.10                        Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

9.11                        Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

9.12                  No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

9.13                  Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation shall govern the validity, interpretation, construction and effect of this Agreement.

9.14                        Gender.  Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.                               Intentional Act by Director which Precludes Recovery. Notwithstanding any other provision in this Agreement or anything contained in this Agreement to the contrary, in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Director’s death and of which the Bank is the designated beneficiary, then: (1) the Director’s estate or designated beneficiary(ies) shall no longer be entitled to receive any of the amounts payable under the terms of this Agreement, and (2) the Bank shall have the right to recover from the Director’s estate all of the amounts paid to the Director, the designated Beneficiary(ies) or to the Director’s estate (with respect to amounts paid prior to the Director’s death or paid to the Director’s estate) or designated beneficiary (with respect to amounts paid to the designated beneficiary) pursuant to the terms of this Agreement prior to and after the Director’s death.

11.                               Internal Revenue Code Section 409A Compliance.   Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and the Director that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2006-79 and 2007-86) and the currently proposed regulations.

In accordance with the current restrictions on payouts of deferred compensation, and with respect to any plan amendment or election in 2008, such amendment or election may not act as to accelerate any payments or cause any payment to be made in 2008 that would not otherwise be payable in 2008, nor may it delay any payment that would otherwise have been made in 2008.

The parties reserve the right to amend this agreement as necessary in order to comply with IRC Section 409A. Furthermore, this Agreement shall be administered in compliance with IRC Section 409A and the related rules, regulations and notices.  Any section of this Agreement which violates IRC Section 409A and the related rules, regulations and notices shall be void and without effect.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement as of the written date.

HERITAGE COMMERCE CORPORATION

/s/ Lawrence D. McGovern	Date:	December 29, 2008
By Lawrence D. McGovern
Executive Vice President & CFO

/s/ Jack L. Peckham	Date:	December 29, 2008
Director

Witness	Witness